UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 15, 2015

MB BANCORP, INC.

(Exact name of registrant as specified in its charter)

Maryland	000-55341	47-1696350
(State or other jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

1920 Rock Spring Road, Forest Hill, MD 21050

(Address of principal executive offices) (Zip Code)

(410) 420-9600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)          On January 15, 2015, Madison Bancorp, Inc. (the “Company”) and its wholly owned subsidiary, Madison Bank of Maryland (the “Bank”) each entered into an employment agreement with Julia A. Newton, President and Chief Executive Officer of the Company and the Bank and Lawrence W. Williams, Senior Executive Vice President of the Company and the Bank. In addition, on January 15, 2015, the Bank entered into change in control agreements with Lisa M. McGuire-Dick, Senior Vice President of Human Resources, and Robin L. Taylor, Chief Financial Officer of the Company and the Bank. The employment agreements provide for a three-year term and the change in control agreement provides for a two-year term. The Boards of Directors of the Bank and the Company may extend the terms of the agreements annually following a review of the agreements and each executive’s job performance.

Employment Agreements

Under their respective employment agreements, Ms. Newton’s current base salary is $112,900 and Mr. William’s current base salary is $112,900. The employment agreements provide for, among other things, participation in stock-based benefit plans and fringe benefits applicable to Ms. Newton and Mr. Williams. The agreements also provide for certain payments and benefits to Ms. Newton and Mr. Williams following their termination of employment due to a change in control, their death, disability, or upon termination without cause or for Good Reason (as defined in each employment agreement).

The employment agreements provide Ms. Newton and Mr. Williams with a severance benefit equal to 36 month’s base salary in the event the Bank or the Company terminates their employment without Cause or if Ms. Newton or Mr. Williams voluntarily terminates employment with the Bank and the Company for Good Reason. The cash severance benefit would be paid over a 36 month period in accordance with the Bank’s regular pay practices. In addition, the executives are entitled to post-termination health and dental insurance coverage until the first to occur: (i) executive’s return to employment with the Bank or another employer, (ii) executive’s attainment of age 65, (iii) executive’s death, or (iv) the end of the thirty-six (36) month period following termination of employment.

If a Change in Control occurs during the term of the employment agreements and, thereafter during the then remaining term of the agreements, employment with the Bank or the Company is terminated involuntarily but without Cause or Ms. Newton and/or Mr. Williams voluntarily terminates employment with Good Reason, the agreements provide for a lump sum cash payment equal to three (3) times the executive’s average annual compensation. The agreements define annual compensation to mean the executive’s taxable income reported by the Bank for the five (5) calendar years immediately preceding the calendar year in which the Change in Control occurs. In addition, the agreements provide post-termination health and dental insurance until the first to occur: (i) executive’s return to employment with the Bank or another employer, (ii) executive’s attainment of age 65, (iii) executive’s death, or (iv) the end of the thirty-six (36) month period following termination of employment. Section 280G of the Internal Revenue Code

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provides that payments related to a change in control that equal or exceed three times an executive’s “base amount” constitute “excess parachute payments.” Individuals who receive excess parachute payments are subject to a 20% excise tax on the amount that exceeds the base amount, and the employer may not deduct such amounts. The employment agreements with Ms. Newton and Mr. Williams provide that if the total value of the benefits provided and payments made to them in connection with a change in control, either under their employment agreements alone or together with other payments and benefits that they have the right to receive from the Bank or the Company, exceed three times their base amount (“280G Limit”), their cash severance payment will be reduced or revised so that the aggregate payments and benefits do not exceed their 280G Limit.

Pursuant to the terms of each of the employment agreements, the Bank or the Company, as applicable, will pay or reimburse Ms. Newton and Mr. Williams for all reasonable costs and legal fees paid or incurred by the executives in any dispute or question of interpretation relating to the employment agreement if the executive is successful on the merits in a legal judgment, arbitration or settlement. The employment agreements also provide that the Bank and the Company, as applicable, will indemnify Ms. Newton and Mr. Williams to the fullest extent legally allowable. In addition, the agreements provide that, except in the event of a change in control, Ms. Newton and Mr. Williams are subject to a one-year non-compete clause in the event their employment is terminated.

Change in Control Agreements

Under the terms of the change in control agreements, in the event Ms. McGuire-Dick and Ms. Taylor are involuntarily terminated (for reason other than just cause) or voluntary termination for good reason (as defined in the agreements) within one year of a change in control, the executives are entitled to a lump sum cash severance payment equal to 18 months of the executive’s then current base salary or base salary as of the date of the change in control, whichever is greater. In addition, the agreements provide for post-termination health and dental insurance coverage for a period of 12 months following termination of employment or if earlier executive’s death or attainment of age 65. The agreements also insure that payments made and benefits afforded to the executives under the agreements and otherwise will not exceed their 280G Limits.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MB BANCORP, INC.

Date: January 22, 2015	By:	/s/ Julia A. Newton
Julia A. Newton
President and Chief Executive Officer

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